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Exhibit 10.4

SOVRAN SELF STORAGE, INC.
6467 Main Street
Williamsville, New York 14221

Date

Name
Address

Dear           :

          The Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Sovran Self Storage, Inc. (the "Company") has selected you to receive non-qualified stock options under the Sovran Self Storage, Inc. 1995 Award and Option Plan (the "Plan").

          Your new non-qualified stock options are described in the balance of this letter agreement between us. This letter constitutes your Award Notice with respect to the options described herein.

          The Plan text governs the operation of the Plan as well as the terms and conditions of your non-qualified stock options granted under the Plan, and is incorporated herein by reference. A copy of the Plan text is enclosed. Any term not defined in this letter agreement shall have the same meaning as it is defined in the Plan.

GRANT OF OPTIONS

          You are hereby granted, effective _______, 19__, non-qualified stock options ("Options") to purchase ____ shares of common stock, $.01 par value, of the Company ("Common Stock") at a purchase or option price of $______ per share. The purchase or option price is the Fair Market Value of a share of Common Stock on ____, 19__, as determined in good faith by the Committee and in accordance with the Plan.

          Your Options expire at the end of the day on _____, 20__, and may not be exercised thereafter. As discussed below, your Options may expire sooner if your employment with the Company or a Subsidiary terminates before then.

EXERCISE OF OPTIONS

          Your Options shall be exercisable in accordance with the schedule set forth below, and to the extent then exercisable, may be exercised in whole or in part.

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*	Up to ____ shares of Common Stock (% of the total shares under your Options) may be purchased on or after ____, ___;
*	Up to ____ shares of Common Stock (% of the total shares under your Options) may be purchased on or after ____, ___;
*	Up to ____ shares of Common Stock (% of the total shares under your Options) may be purchased on or after ____, ___;
*	Up to ____ shares of Common Stock (% of the total shares under your Options) may be purchased on or after ____, ___;

          To exercise your Options to purchase shares of Common Stock you must deliver to the Secretary of the Company written notice of exercise specifying the number of shares of Common Stock to be purchased together with the full payment of the purchase or option price for the shares. You may pay the purchase or option price in cash, already-owned shares of Common Stock or a combination of cash and shares, or using the cashless exercise program, if any, established by the Committee. Checks should be made payable to Sovran Self Storage, Inc. Already-owned shares of Common Stock must be delivered in transferable form and will be valued at Fair Market Value, as determined in good faith by the Committee, on the date of exercise. Certificates for shares purchased will be delivered to you as soon as practicable after you exercise your Options.

TERMINATION OF EMPLOYMENT

          Except as otherwise provided in the Plan, on termination of your employment with the Company or a Subsidiary for any reason other than death, Disability (as defined below), retirement at or after age sixty-five, or for a reason approved by the Committee, in its sole discretion, your Options shall terminate, and no shares of Common Stock may thereafter be purchased pursuant to your Options.

          On termination of your employment with the Company or a Subsidiary by reason of your death, Disability (as defined below), retirement at or after age sixty-five, or for a reason approved by the Committee, in its sole discretion, you, or in the event of your death, your estate or the person to whom your rights under your Options are transferred by will or the laws of descent and distribution, or, in the event of your Disability (as defined below), your legal representative or committee may, within two years after the date of such termination purchase all or part of the shares of Common Stock you were entitled to purchase under your Options on the date of such termination.

          For purposes of your Options and this letter agreement, the term "Disability" means total disability entitling you to benefits under the Company's long-term disability plan, as in effect from time to time.

          Notwithstanding the foregoing, your Options may not be exercised after _____, __.

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ADMINISTRATION OF THE PLAN; AUTHORITY OF THE COMMITTEE

          The Plan shall be administered by the Committee. The Committee has the authority, in its sole discretion, to interpret the Plan and all grants and awards of options thereunder, to establish, amend and rescind rules and regulations relating to the Plan, and to make any determination it believes necessary or advisable for the administration of the Plan. The scope of the Committee's authority is more fully described in the Plan. All decisions of the Committee in the administration of the Plan are conclusive and binding on you.

FORFEITURE

          If (1) in the opinion of the Committee, you, without the written consent of the Company, engage directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee, owner, promoter or otherwise, in any business or activity competitive with the business conducted by the Company or any Subsidiary, or (2) you perform any act or engage in any activity which in the opinion of the Committee is inimical to the best interests of the Company, your unexercised Options shall be deemed forfeited and shall cease to be exercisable.

MISCELLANEOUS

          You have no right to assign or transfer your Options, except by will, or by the laws of descent and distribution and during your life, your Options are exercisable only by you.

          Nothing in this letter agreement, the Plan or your Options confers on you any right to continue in the employment of the Company or a Subsidiary or restricts the right of the Company or a Subsidiary to terminate your employment.

          At the time you are taxable with respect to your options, or the exercise or surrender of your Options, the Company may deduct and withhold from amounts payable to you under the Plan or from any payment of any kind otherwise due to you, an amount sufficient to satisfy all Federal, state and/or local income and employment tax withholding requirements. In accordance with Section 13(b) of the Plan, you may elect to have the withholding obligation satisfied by authorizing the Company to hold back shares of Common Stock to be issued that have a Fair Market Value as of the exercise date sufficient to satisfy the withholding amount due, or by transferring to the Company shares of Common Stock having a Fair Market Value as of the exercise date sufficient to satisfy such withholding amount; provided, however, that if you are subject to section 16(b) of the Securities Exchange Act of 1934 you may do so only in compliance with the additional requirements set forth in Section 13(b)(A)-(E) of the Plan.

          This letter agreement shall be binding on and inure to the benefit of the Company (and its successors and assigns) and you (and your estate).

          This letter agreement shall be governed, construed and enforced in accordance with the Plan and with the laws of the State of New York.

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ACCEPTANCE

          If the foregoing is acceptable to you, kindly acknowledge your acceptance and agreement by signing the enclosed copy of this letter and returning it to Kenneth F. Myszka, President of the Company, by ____,__.

By	Very truly yours, SOVRAN SELF STORAGE, INC. By

AGREED TO AND ACCEPTED this _____ day of _____________, 19__